As filed with the Securities and Exchange Commission on May 26, 2023

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM SD

(SPECIALIZED DISCLOSURE REPORT)

EMCORE CORPORATION

(Exact Name of Registrant as Specified in its Charter)

New Jersey	001-36632
(State or other jurisdiction of incorporation)	(Commission file number)

2015 W. Chestnut Street, Alhambra, CA 91803

(Address of principal executive offices, including zip code)

Ryan Hochgesang

VP, General Counsel

(626) 293-3400

(Name and telephone number, including area code, of the person to contact in connection with this report)

The rule pursuant to which this form is being filed, and the period to which the information in this form applies:

☒           Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2022.

☐            Rule 13q-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the fiscal year ended December 31, 2022.

INFORMATION TO BE INCLUDED IN THIS REPORT

SECTION 1 - CONFLICT MINERALS DISCLOSURE

Item 1.01 Conflict Minerals Disclosure and Report

In accordance with the disclosure requirements promulgated by the U.S. Securities and Exchange Commission, EMCORE Corporation has prepared a Conflict Minerals Report for the calendar year ended December 31, 2022. The Conflict Minerals Report is publicly available at the following Internet website: http://www.emcore.com/our-company/quality-management/supply-chain-management/.

Item 1.02 Exhibit

The Conflict Minerals Report required by Item 1.01 is provided as Exhibit 1.01 to this Form SD.

SECTION 2 - Resource Extraction Issuer Disclosure

Item 2.01 Resource Extraction Issuer Disclosure and Report

Not applicable.

SECTION 3 – EXHIBITS

Item 3.01 Exhibits

The following Exhibit is filed as part of this report.

Exhibit 1.01 - Conflict Minerals Report

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMCORE CORPORATION

Dated: May 26, 2023	By:	/s/ Tom Minichiello
Name: Tom Minichiello
Title: Chief Financial Officer